Exhibit 99.2

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ENERGYTEC, INC.

The undersigned appoints Frank W Cole and Don L. Lambert as proxies, with power to act without the other and with power of substitution, and authorizes them to represent and vote, as designated on the other side, all the shares of common stock of Energytec, Inc. held of record by the undersigned with all powers which the undersigned would possess if present at the Special Meeting of Stockholders to be held                     , 2005, or any adjournment thereof.

Your opinion is important to us. Please cast your vote today.

This proxy will be voted as directed, or if no direction is indicated, will be voted “FOR” the proposals. This proxy is solicited on behalf of the Board of Directors.	Please mark your votes like this ☒

The Board of Directors recommends a vote FOR Proposal 1.

	FOR	AGAINST	ABSTAIN
PROPOSAL 1—Amend Articles of Incorporation to change name to “Energytex Resources, Inc.”	☐	☐	☐

COMPANY NUMBER:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee or guardian, please give full title as such.